Exhibit 4.1

ARTICLES OF MERGER

(Profit Corporations)

The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section 607.1105, Florida Statutes.

First: The name and jurisdiction of the surviving corporation:

Name	Jurisdiction	Document Number

(If known/ applicable)

Red Mile Entertainment, Inc.	Delaware	3844478

Second: The name and jurisdiction of each merging corporation:

Name	Jurisdiction	Document Number

(If known/ applicable)

Red Mile Entertainment, Inc.	Florida

Third: The Plan of Merger is attached.

Fourth: The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

OR

/	/ (Enter a specific date. NOTE: An effective date cannot be prior to the date of filing or more than 90 days after merger file date.)

(Attach additional sheets if necessary)

Fifth: Adoption of Merger by surviving corporation - (COMPLETE ONLY ONE STATEMENT)

The Plan of Merger was adopted by the shareholders of the surviving corporation on May 3, 2006

The Plan of Merger was adopted by the board of directors of the surviving corporation on and shareholder approval was not required.

Sixth: Adoption of Merger by merging corporation(s) (COMPLETE ONLY ONE STATEMENT)

The Plan of Merger was adopted by the shareholders of the merging corporation(s) on May 3, 2006

The Plan of Merger was adopted by the board of directors of the merging corporation(s) on and shareholder approval was not required.

Seventh: SIGNATURES FOR EACH CORPORATION

Name of Corporation                   Signature of an Officer or              Typed or Printed Name of Individual & Title             Director

Red Mile Entertainment, Inc.	Chester Aldridge, President

Red Mile Entertainment, Inc.	Chester Aldridge, President